Exhibit 10.1

May 3, 2016

Peter Horvath

Dear Peter,

We are pleased to offer you a position with American Eagle Outfitters, Inc. or one of its subsidiaries or affiliates (collectively, the "Company") in New York, NY. This letter confirms the terms of the Company’s offer with respect to your planned employment.  You will join the Company as the Chief Global Commercial & Administrative Officer reporting to the Chief Executive Officer. The details of the offer are outlined below.

This offer letter and the terms of our offer are strictly confidential. To the fullest extent permitted by law, you agree to keep this offer and its terms confidential and you will not disclose the offer or its terms to any third party (excluding your spouse, lawyer, tax advisor or pursuant to court order).  You understand that if you breach this provision the offer will be automatically revoked and the Company will have no obligation to you.

Anticipated Start Date (“Start Date”):  The Company anticipates that your first day of employment will be Monday, May 9, 2016.

Sign-on Compensation:

Restricted Stock Unit Award: On or as soon as reasonably practicable following your Start Date, you will be granted a Performance based Restricted Stock Unit award (Sign-On RSU Award). The maximum number of shares which you may earn under the Sign-On RSU award is Three Million Dollars ($3,000,000) divided by the closing price of the Company’s common stock on the grant date, rounded to the nearest whole share. The Sign-On RSU Award shall be granted by the Compensation Committee of the Board of Directors (the “Committee”) pursuant to and subject to all terms and conditions set forth in the Company's 2014 Stock Award and Incentive Plan (the 2014 Plan, such plan as it may be amended from time to time), and an award agreement substantially in the form attached hereto as Exhibit A.  The Sign-On RSU Award shall be eligible to vest in increments of 40% for the first performance period (comprised of fiscal years 2016 – 2017) and 60% for second performance period (comprised of fiscal years 2018-2019) based upon the achievement of performance goals for each of the respective performance periods, and continued employment through each applicable vesting date. Vesting in respect of each of the performance periods shall occur at the time that the Committee certifies the level of achievement of goals for such period.

Stock Options: On or as soon as reasonably practicable following your Start Date, you will be granted a stock option award (Sign-On Option Award) with a grant date fair value, as determined by the Committee, of Three Million Dollars ($3,000,000). The Sign-On Option Award shall be granted by the Committee pursuant to and subject to all the terms and conditions set forth in the 2014 Plan and an award agreement substantially in the form attached hereto as Exhibit B.

Relocation Assistance:  You shall be eligible for relocation benefits that, at minimum, will be consistent with the relocation benefits provided to the Company's other senior executives. Such benefits will include (i) travel expenses for up to six (6) house hunting trips for your and a companion and (ii) household goods moving expenses, relocation allowances, and temporary living expenses.

Ongoing Compensation & Benefits:

Salary:  You will receive an annualized base salary of $850,000, payable every two weeks in accordance with the Company’s normal payroll practices.

Annual Incentive Compensation Bonus: You will be eligible to earn an incentive compensation bonus, with (a) a target opportunity of 115% of your base salary actually paid in the fiscal year and (b) a maximum opportunity of 230% of your base salary actually paid in the fiscal year. Notwithstanding the foregoing, for purposes of your incentive compensation bonus in respect of fiscal year 2016, your “eligible earnings” shall be deemed to be $850,000.  You will first be eligible to receive this bonus for the Company’s 2016 fiscal year (to be paid in Spring 2017). Although your start date of May 9, 2016 does not coincide with the first of the fiscal year, your eligibility for the bonus for the 2016 fiscal year will not be prorated.

For each performance year, the actual amount of your incentive compensation bonus will be determined at the sole discretion of the Committee, based upon:  (i) the achievement of the Company and brand (if applicable) financial performance-based goals to be established by the Committee; and (ii) your overall level of performance.  In order to be eligible to receive an incentive compensation bonus, you must remain continuously employed by the Company or any of its subsidiaries or affiliates in a bonus eligible position through the date that it is paid.

Restricted Stock Units: On or as soon as reasonably practicable following your Start Date, you will be granted an annual Restricted Stock Unit award (Annual RSU Award) in respect of a number of shares equal to two Hundred Fifty-Five Thousand Dollars ($255,000) divided by the closing price of the Company’s common stock on the grant date.  The Annual RSU Award will be a part of the ordinary course fiscal year 2016 grant made by the Committee and shall be subject to all terms and conditions set forth in the 2014 Plan, and an award agreement in the form determined by the Committee.

The Annual RSU Award will vest proportionally over three years from the grant date based solely on your continued service to the Company over that period, and subject to the satisfaction of a performance goal intended to cause the RSU grant to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”).

Performance Share Plan: On or as soon as reasonably practicable following your Start Date, you will be granted a Performance Share Plan award (Annual PS Award) under the company long-term restricted stock unit incentive plan. The target number of shares which you may earn under the Annual PS Award is Five Hundred Ninety-Five Thousand Dollars ($595,000) divided by the closing price of the Company’s common stock on the grant date.  Vesting of the Annual PS Award will be contingent upon the achievement of Company performance goals for a given 3-year period. Based upon Company performance, the Annual PS Award will vest at the time that the Committee certifies the level of achievement of goals for the 3-year period, subject to your continued employment through the vesting date. The actual number of units vested will be based upon a sliding performance scale, varying between 0-150% of the target award. Units which do not vest based on Company performance will be forfeited.

The Annual PS Award will be part of the ordinary course fiscal year 2016 grant made by the Committee and shall be subject to all terms and conditions set forth in the 2014 Plan, and an award agreement in the form determined by the Committee.

The amount, form and terms of equity compensation awards in respect of fiscal years of the Company after FY2016 shall be determined in the sole discretion of the Committee.

Performance Review: Annual performance appraisals take place in March. You will receive your first evaluation for merit consideration in Spring, 2017 with an April effective date.

Benefits Plans and Other Programs:  You will be eligible to participate in the Company’s benefit plans and programs that the Company offers to its associates, subject to the provisions of those plans.1  These benefits include a 401(k) plan, medical, dental, vision, and life insurance, and short and long term disability insurance.  For an additional overview of other provided benefits please refer to the enclosed booklet for benefits.  Some additional benefits are outlined below:

•

Employee Stock Purchase Plan:  You will be eligible to start contributing on the first pay period of the month following your 60th day of employment.  You can contribute any dollar amount up to $100 per pay period (or more without the Company match, pursuant to the terms of this plan), and the Company will match 15% of your contribution, up to $15.00 per pay. This stock vests immediately!

•

401(k) Plan:  You will be eligible to begin contributing on the first pay period of the month following your 60th day of employment.  Associates are automatically enrolled at a three percent (3%) of pay contribution rate, which is deducted from pay.  If you wish to decline enrollment or contribute at a different rate, you must contact The Principal by the 20th of the month prior to your eligibility.  Automatic increases will occur January 1st of every year after you are Company match eligible and will stop when you reach an elective deferral rate of six percent (6%) of pay.  The Company will match on associate contributions of the first 6% of pay after one year of service with the following scale:  1-3% Associate contribution = 100% Company match; 4-6% Associate

[1]

Receipt of this letter does not automatically entitle you to benefits offered by the Company.  Rather, the letter provides an overview of select health, insurance and other benefits.  If there is any discrepancy between this letter and the official benefits plan documents, the plan documents always will govern.  The Company reserves the right to amend or terminate any benefit plan in its sole discretion at any time and for any reason.  The Company also retains the discretion to interpret any terms or language used in this letter, and any such interpretation shall be binding on you.

contribution = 50% Company match (this means that if you contribute 6% of pay, you will receive an aggregate Company match of 4.5%).  In addition, Associates may contribute up to 30% of their annual pay up to the IRS annual allowable maximum.  Associates are 100% vested in their employee contribution from day one and are 100% vested in the employer match after two years of employment.

•

Deferred Compensation Plan: Upon eligibility, you may elect to contribute a portion of your salary and, in future years, your bonus to the Deferred Compensation Plan on a tax-deferred basis. This plan provides you with an additional savings vehicle and allows scheduled withdrawals without early withdrawal penalties in accordance with its terms.

•

Health Insurance:  Medical, dental and vision coverage (if you elect to participate) will begin with the pay period following the 60th day of your start date.  You can choose between our Aetna US Healthcare Open Choice PPO plan, Highmark Blue Cross Blue Shield PPO, or Aetna High Deductible Health Plan.  Each medical plan option provides prescription drug coverage through Express Scripts.  Dental coverage is available through Delta Dental and Vision coverage available through Ameritas Group.

•

COBRA: The Company will reimburse you for 70% of the cost of COBRA insurance you purchased from your prior employer until you are eligible to begin medical coverage under the Company’s group health plan.  You must provide documentation of premiums (a copy of the endorsed check used for payment or an electronic payment confirmation statement) to our Benefits Department within 30 days of payment.

•

Paid Time Off (PTO):  You will accrue paid time off each pay period (every two weeks) to earn a maximum of 28 PTO days in your first year of employment.  You may generally begin to use your PTO days after 60 days of your start date.  PTO is inclusive of all personal, sick and vacation days, and does not roll over across calendar years. The Company also observes 9 holidays throughout the year (holiday pay will apply).

Payments Subject to Withholdings & Deductions:  The amount of any payment made to you by the Company under the terms of this letter will be reduced by any required taxes, withholdings, and other authorized employee deductions as may be required by law or as you have elected under the applicable benefit plans.

Associate Discount:  You will receive 40% off regular price merchandise and 25% off sale merchandise.

At Will Employment:  The terms of this letter do not imply employment for any specific period of time.  The Company is an “at will” employer.  This means that you can terminate your employment at any time and for any reason and the Company can also terminate your employment at any time and for any reason.

Notice Period Obligations:  By signing this letter, you represent to the Company that your acceptance of this offer and agreement to accept employment with the Company under these terms will not conflict with, violate or constitute a breach of any employment or other agreement to which you are a party and that you are not required to obtain the consent of any person, firm, corporation or other entity in order to accept this offer of employment.

Non-Disclosure of Confidential, Business and Proprietary or Trade Secret Information: You further represent and agree that you will not knowingly use or otherwise disclose any confidential, business and proprietary or trade secret information obtained as a result of any prior employment, unless specifically authorized to do so by your former employer(s).  You should clearly understand that this provision of this letter should be regarded as this Company’s explicit instruction for you not to use or disclose this information in breach and / or violation of your representations and agreement.

Confidentiality, Non-competition and Intellectual Property Agreement: Your employment is conditioned upon your execution of the form of Confidentiality, Non-Competition and Intellectual Property Agreement attached to this letter (the “Confidentiality Agreement”).

Background Checks /I-9 Documentation: Any offer with the Company is contingent upon the satisfactory completion of various background investigations that may include reference checks, employment and education verification, and a federal / national and county level criminal conviction investigation.  At or around the time you receive this offer letter, you will be required to sign and return the Pre-Hire Authorization form and Fair Credit Reporting Act forms.  Your hiring and employment with the Company is contingent upon successful completion of your references, your submission to and your ability to provide documentation sufficient to complete form I-9 as required by law. If your background investigation is unsatisfactory, your contingent employment will be terminated.

This letter and its attached documents which are incorporated herein by reference as if fully set forth, constitute the complete understanding between you and the Company concerning the subject matters(s) addressed, and they supersede any prior or written understanding regarding the terms and conditions of your employment with the Company.  No representations have been made to you other than those contained herein.  No oral modifications to the commitments made herein shall be valid.  Any changes to these terms must be in writing and signed by you and an authorized representative of the Company.

Contractual Severance Payment: You understand that your employment may be terminated by the Company at any time without notice or any payment in lieu thereof for “cause,” as determined by the Company, which includes, but is not limited to, any material breach of the terms of this offer letter, the Confidentiality Agreement or any Company policies.  If your employment is involuntarily terminated without “cause” by the Company and not due to death or disability, in exchange for your execution and non-revocation of a general release of claims in a form provided by the Company (the “General Release”), the Company agrees to pay you a severance payment (the “Severance Payment”) equal to twelve (12) months base salary (based on your base salary rate in effect on the termination date) in full settlement of all entitlements or claims under statute, contract or common law for notice, termination pay, severance pay or pay in lieu of notice.  Subject to your execution and non-revocation of the General Release, the Severance Payment shall be paid to you in a lump sum on the 60th day following your termination of employment.  In the event of your actual or threatened breach of the Confidentiality Agreement, the Company may (a) decline to pay the Severance Payment (to the extent unpaid) or (b) require you to return the Severance Payment (to the extent paid).

We really look forward to you becoming a member of our team at American Eagle Outfitters. Please review this letter and return the signed copy on or before May 5, 2016, as this date represents the expiration of this offer.  By signing below, you acknowledge and agree that you have received and reviewed both this letter and the attached and will abide by the terms stated therein.

Sincerely,

/s/ Jay Schottenstein

Jay Schottenstein

Chief Executive Officer

I have read and understand, and by my signature below agree to the terms and conditions of this letter:

/s/ Peter Horvath	May 4, 2016
Peter Horvath	Date

4